Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206441 on Form S-4, and Registration Statement Nos. 333-176948, 333-172381, 333-182129 and 333-200865 on Form S-8 of our report dated March 25, 2016, relating to the consolidated financial statements of CIFC LLC and subsidiaries, and the effectiveness of CIFC LLC and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of CIFC LLC and subsidiaries for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 25, 2016